Exhibit 10.91

Hudson Pacific Properties, Inc.
Non-Employee Director Compensation Program

Effective May 20, 2015

The following compensation shall be payable in accordance with the terms below to non-employee directors of the Company (“Directors”), including Directors who are designated by The Blackstone Group L.P. or its affiliates (the “Blackstone Directors”).

Cash Compensation

Board Service
Annual Retainer:	$65,000
Lead Independent Director (additional retainer):	$25,000
Committee Service
Audit Committee:
Chair Annual Retainer:	$25,000
Committee Member (Non-Chair) Retainer:	$12,500
Compensation Committee:
Chair Annual Retainer:	$15,000
Committee Member (Non-Chair) Retainer:	$7,500
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$10,000
Committee Member (Non-Chair) Retainer:	$7,500
Directors other than the Blackstone Directors may be permitted to elect to receive vested shares of common stock on a current or deferred basis in lieu of Board Annual Retainer cash compensation in accordance with the terms and conditions of an applicable Director stock plan and, in the case of deferred shares, in accordance with Internal Revenue Code Section 409A.

Board Service and Committee Service Annual Retainers will be paid or granted (as applicable) quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty days after the end of such quarter.

In addition, commencing with the annual shareholder meeting in 2015, each Blackstone Director automatically will be granted an additional cash award (the “Blackstone Retainer”) in an amount equal to the Annual Grant Value awarded to the other Directors at the applicable shareholder meeting. Each Blackstone Retainer will vest in equal one-third installments on the first, second and third anniversaries of the date of grant, subject to continued service.

With respect to each Blackstone Director, 40% of all compensation, when payable, shall be paid to Blackstone Real Estate Advisors L.P. and 60% of all compensation, when payable, shall be paid to Blackstone Real Estate Advisors V L.P.

Equity Compensation

Annual Restricted Stock Grant:
Except with respect to Blackstone Directors, Directors automatically shall be granted annual restricted stock grants with a value of $90,000 (the “Annual Grant Value”) granted on the date of each annual shareholder meeting commencing with the annual shareholder meeting in 2015 (the “Annual Grant”). Each Annual Grant will vest in equal one-third installments on the first, second and third anniversaries of the date of grant, subject to continued service.